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                                                                   EXHIBIT 10.72

                   Interconnection & Integration Facilities
                               Agreement Between
         Southern California Edison Company and Coso Energy Developers
                          BLM Project - QFID No. 3030


1. Parties:

This Interconnection and Integration Facilities Agreement ("Agreement") is entered into by Coso Energy Developers ("Seller") and Southern California Edison Company, a California corporation ("Edison"), individually "Party", collectively "Parties".


2. Recitals:

This Agreement is made with reference to the following facts, among others:

2.1 Coso Geothermal Company executed the Power Purchase Contract between Southern California Edison Company and Coso Geothermal Company on February 1, 1985 ("BLM Contract") for a 75 MW nameplate project ("BLM Project").

2.2 In accordance with Decision 85-06-163 and Decision 88-10-032 of the California Public Utilities Commission ("CPUC") the effective date of the Contract is June 28, 1985.

2.3 Effective April 29, 1988, the BLM Contract was assigned to Coso Energy Developers.

2.4 The BLM Contract was executed subsequent to January 16, 1985 and, therefore, is governed by the provisions of the Qualifying Facility Milestone Procedure ("QFMP") which is attached hereto and made a part hereof as Attachment C.

2.5 Edison's Rule 21, in effect at the time the Contract was signed, ordered appended to the Contract by CPUC Decision 83-10-093 and Rule 2, are attached hereto and made a part hereof as Attachment B.

2.6 An Interconnection Facilities Agreement has not previously been executed for the Project.

2.7 Edison has identified certain Interconnection and Integration Facilities, consisting of substation, subtransmission, and transmission facilities, which it believes are required to be constructed to permit Edison to accept and integrate into its electric system the 75 MW of Nameplate Capacity represented by the Project, along with 455 MW to be produced by six other qualifying facility projects having equal transmission priority with Seller ("Other QF Projects"). Such other QF Projects are planned to be developed by China Lake Joint Venture and Luz Partnership Management ("Other QF Developers"). The Interconnection and Integration Facilities Are described in Attachment A which is attached hereto and made a part hereof.
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2.8 Seller desires to temporarily interconnect the BLM Project to Edison's electric system using the interconnection facilities previously installed for, another project developed by Seller's affiliate ("Navy 1 Project"). Seller desires such interconnection until the Interim Facilities are completed.

2.9 Edison is willing to allow Seller to temporarily interconnect the BLM Project to Edison's electric system using the interconnection facilities installed for the Navy 1 Project under the terms specified in Attachment A.

2.10 Edison has determined that the Interconnection and Integration Facilities include the 220 kV transmission line from the project site to a point near Edison's Inyokern Substation, the Inyokern-Kramer Circuit, facilities at Kramer Substation necessary to permit interconnection and integration, Permanent 220 kV Facilities and Interim Facilities. Edison has determined that the Interim Facilities are necessary to provide for integration of the Project's 75 MW of Nameplate Capacity into the Edison system until the Permanent 220 kV Facilities can be completed. Edison has informed Seller that timely construction of the Interim Facilities is the only viable method of accommodating Seller's generation schedule.

2.11 Seller has executed letters dated July 15, July 27, and August 10, 1988 indicating its agreement, under protest, to the provisions described in Sections
2.7 and 2.10.

2.12 The Interconnection and Integration Facilities identified in this Agreement will permit the interconnection and integration of the Project with Edison's electrical system.

2.13 The Interconnection and Integration Facilities for the Project shall be installed and owned by Seller and Edison, respectively, as outlined in Attachment A hereto.

2.14 Seller and Edison are in disagreement over several matters regarding the method of interconnecting and integrating the Project with Edison's electric system. Specifically, Seller and Edison are in disagreement on the following points:

2.14.1 The allocation of cost between Seller and Edison for the Interim 115 kV Facilities.

2.14.2 The allocation of cost between Seller and Edison for the Permanent 220 kV Facilities.

2.14.3 The point at which Seller shall deliver its power to Edison.

2.14.4 The allocation of transmission line losses between Seller and Edison for the Interim 115 kV Facilities.

2.15 As stated in Section 2.14.2 above, Seller and Edison disagree on the allocation of costs between Seller and Edison for the Permanent 220 kV Facilities. Seller believes that the full cost of the Permanent 220 kV Facilities should be allocated. to Edison's ratepayers in accordance with CPUC rules and decisions, including Decisions 84-08-031, 85-09-058, and 87-05-060. Edison
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does not believe the CPUC intends that Edison's ratepayers should bear the cost of facilities required to interconnect and integrate QF power into the utility system.


3. Definitions:

The following terms, when used herein with initial capitalization, whether in the singular or in the plural, shall have the following meanings:

3.1. Added Facilities: Those portions of the Edison owned Interconnection and Integration Facilities which will be owned and financed by Edison for the benefit of the Project and to be paid for by Seller in accordance with the attached Application and Contract for Interconnection and Integration Facilities plus Operation and Maintenance (Attachment A) and Rule 2. The Interim 115 kV facilities are not Added Facilities.

3.2 Contract: The BLM Contract.

3.3 CPUC Charges: Those expenses of the CPUC for performance of its certification and environmental review activities for which Edison provides reimbursement.

3.4 Generating Facilities: All of Seller's generators, together with all protective and other associated equipment and improvements, necessary to produce electrical power at the Project, excluding associated land, land rights, and interests in land.

3.5 Interconnection and Integration Facilities: Those protection, metering, electric line(s), and other facilities described in pages 8 through 10 of Attachment A which Edison has determined to be necessary to permit the efficient integration of power produced at Seller's Generating Facilities, along with that power produced by the Other QF Projects into Edison's electric system.

3.6 Interim 115 kV Facilities: The removal, rebuild, and upgrade of Edison's existing double-circuit Kramer-Victor 115 kV transmission line and related termination facilities. The Interim 115 kV Facilities are a part of the Interim Interconnection Facilities.

3.7 Interim Interconnection Facilities: Those Interconnection and Integration Facilities which Edison has determined to be necessary to accommodate Seller's scheduled operation date and to permit operation of Seller's Generating Facilities in parallel with the Edison electric system pending construction of all of the Permanent 220 kV Facilities. These facilities include, but are not limited to, the Inyokern-Kramer Circuit, the Interim 115 kV Facilities, upgrades at Kramer, Victor, and Lugo Substations, and all protection necessary in Edison's sole judgment to effect the interconnection and integration of Seller's Project.

3.8 Inyokern-Kramer Circuit: The 220 kV transmission circuit beginning near Inyokern Substation and ending at Kramer Substation to be installed on the vacant side of Edison's existing Inyokern-Kramer 220 kV tower line.
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3.9 Nameplate Capacity: That rating specified in Section 1.2 of the Contract.

3.10 Permanent 220 kV Facilities: Those Interconnection and Integration Facilities to be owned and operated by Edison which Edison has determined are required for the permanent interconnection and integration of the Generating Facilities and the Other QF Projects. These facilities include, but are not limited to, the Inyokern-Kramer Circuit, the necessary substation upgrades at Kramer, Victor, and Lugo Substations, a new double circuit 220 kV transmission line from Kramer Substation to Victor Substation and all protection necessary in Edison's sole judgment to effect the interconnection.

3.11 Project: The BLM Project.


4. Agreement:

In consideration of the premises and the mutual covenants and promises contained herein, Edison and Seller agree that the Interconnection and Integration. Facilities shall be installed by Seller and Edison, respectively, as outlined in Attachment A hereto for the purpose of interconnecting and integrating the Generating Facilities to Edison's electrical system. The Parties further agree as follows:

4.1 Interconnection and Integration Facilities:

4.1.1 Seller acknowledges that Seller has read Edison's Tariff Rule No. 21 and the QFMP and understands Seller's obligations and the consequences to Seller, as set forth in the QFMP, for failure to satisfy any of the milestones in the QFMP.

4.1.2 Seller, at its sole expense, shall design, purchase the required equipment, construct, operate and maintain Seller-owned Interconnection and Integration Facilities as outlined in page 8 of Attachment A. Edison shall review the design of these facilities as to the adequacy of the protective apparatus provided. Any additions or modifications required by Edison shall be incorporated by Seller.

4.1.3 Seller, at its own expense, shall temporarily interconnect the BLM Project at 115 kV by connecting the Seller-owned 220 kV transmission line to an existing 115 kV transmission line owned by Seller's affiliate at a point near Inyokern Substation. All equipment required to complete said temporary 115 kV interconnection shall be procured and installed by Seller. All facilities installed to complete this connection must be constructed to Edison specifications. Seller shall operate both of the above-mentioned Seller-owned transmission lines at 115 kV until such time as the connection is removed.
Seller shall transfer ownership of Seller's existing 115 kV transmission line from the point where the two Seller-owned lines connect to Calgen Substation to Edison in a manner acceptable to Edison prior to operation of the BLM Project. Seller shall pay applicable tax on such transfer of ownership as determined by Edison. Such facilities shall be free and clear of liens and encumbrances.
Seller shall have the right to continue the temporary interconnection of the BLM Project in this manner until notified by Edison that
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due to unavailability of transmission capacity, the Project must cease using the temporary 115 kV interconnection facilities. Edison shall provide such notification a minimum of 45 days in advance of the date Seller must cease use of such facilities. However, Edison shall not require Seller to cease use of the facilities before December 31, 1989. If Seller does not cease use of the temporary 115 kV interconnection as directed by Edison, Edison shall have the right to disconnect the temporary 115 kV interconnection.

4.1.4 Seller, at its own initial expense, shall procure equipment for and construct, to Edison specifications, the Inyokern-Kramer Circuit, as described in Attachment A hereto. Within thirty days after completion of said facilities and before said facilities are placed in service, Seller shall transfer ownership of the Inyokern-Kramer Circuit to Edison in a manner acceptable to Edison. The facilities shall be free and clear of liens and encumbrances. To the extent that the CPUC determines, pursuant to Section 4.1.6, that Seller is cost responsible for all or a portion of the cost of the Inyokern-Kramer Circuit, Seller shall pay applicable Contribution in Aid of Construction ("CIAC") tax on this transfer upon demand of Edison.

4.1.5 Edison shall design, purchase, construct, own, operate, and maintain the Added Facilities and the Interim 115 kV Facilities. The cost of these facilities shall be paid pursuant to the terms of this Agreement. Edison shall own, operate, and maintain the Inyokern-Kramer circuit. Edison shall use its best efforts to obtain a Certificate of Public Convenience and Necessity ("CPCN") from the CPUC for a new double circuit 220 kV transmission line from Kramer Substation to Victor Substation and shall obtain other necessary permits for the Edison-installed Interconnection and Integration Facilities as outlined on pages 8 and 9 of Attachment A.

4.1.6 Seller has informed Edison that it is imperative that a decision be reached on the issue recited in Sections 2.14.2 and 2.15 at the earliest opportunity in order to ensure that Seller can meet its financing deadlines, obtain certain tax credits and satisfy other obligations. The Parties shall use their best efforts and cooperate fully with each other in an effort to file a pleading presenting the issue of cost allocation set forth in Sections 2.14.2 and 2.15 to the CPUC by January 11, 1989 in order to obtain a CPUC decision on or before April 3, 1989. After such pleading has been filed with the CPUC:

 . If a CPUC decision is not obtained by that April 3, 1989, the Parties are released from any further obligation to pursue the issue before the CPUC; or,

 . Should it become apparent that it will not be possible to obtain a decision by April 3, 1989, Seller may elect to be released from any further obligation to pursue the issue before the CPUC by (1) giving Edison 15 days written notice of its intent to no longer pursue the issue before the CPUC and (2) specifying in such notice the reason(s) for providing such notice.

4.1.7 Cost Responsibility

4.1.7.1 Prior to the CPUC determination referenced in Section 4.1.6 above, cost responsibility for the Permanent 220 kV Facilities shall be as follows:
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a. All of Edison's costs related to the Inyokern-Kramer Circuit, including engineering, design, and line terminations, shall be shared equally between Edison and Seller.

b. All costs of the Permanent 220 kV Facilities installed by Edison, except those referred to in (a.) above, shall be shared between Seller, Edison and Other QF Developers.

c. Seller shall pay its portion of the cost of the Permanent 220 kV Facilities specified in Sections 4.1.7.1(a) and, (b) on the Added Facilities basis pursuant to Section 1 of Attachment A. Seller agrees to post Added Facilities security for its share of the cost in accordance with page A-12, Attachment A. Seller, at its option and risk, may post additional Added Facilities security and request Edison to accelerate engineering and procurement for the Permanent 220 kV Facilities. In the event a CPCN is not granted, Seller shall forfeit the amount of Added Facilities security which covers Edison's costs.

d. Upon completion of the Inyokern-Kramer Circuit and its transfer of ownership pursuant to Section 4.1.4, the Inyokern-Kramer Circuit shall be considered as Added Facilities. However, in consideration of Seller having paid the cost of installing the Inyokern-Kramer Circuit, Edison will not require Seller to post additional added facilities security for this facility. Additionally, Edison shall not initially include the value of the Inyokern-Kramer Circuit in the added investment base for determining Added Facilities charges pursuant to
Section 1 of Attachment A. Rather, Edison shall subtract the equivalent of a monthly Added Facilities charge for the Inyokern-Kramer Circuit from the value of the circuit, as determined by its installation cost, until the installation cost balance is zero. At that time, the value of the Inyokern-Kramer Circuit shall be added to the added investment base and Seller shall begin payment of a monthly added facilities charge for this circuit pursuant to Section 1 of Appendix A.

e. If the Other QF Developers refuse to or fail to fund their share of the cost of the Permanent 220 kV Facilities to be installed by Edison prior to the CPUC determination referenced in Section 4.1.6, Edison will review the scope of the Permanent 220 kV Facilities. In the absence of development by Other QF Developers, the scope of the Edison-installed Interconnection and Integration Facilities and estimated costs as specified in Attachment A herein may be modified by mutual agreement of the Parties.

4.1.7.2 Following CPUC determination referenced in Section 4.1.6 above or the decision of the California Supreme Court or the United States Supreme Court on appeal, costs for the Permanent 220 kV Facilities which are so determined to be Seller's responsibility shall be borne and paid for by Seller.

4.1.7.3 Following CPUC determination referenced in Section 4.1.6 above or the decision of the California Supreme Court or the United States Supreme Court on appeal, costs for the Permanent 220 kV Facilities which are so determined to be Edison's responsibility shall be borne and paid for by Edison.

4.1.7.4 Adjustments in the amount of. required Added Facilities security for the Permanent 220 kV Facilities as a result of the CPUC determination referenced in
Section 4.1.6 shall be made in
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accordance with the provisions of Section 4 of Attachment A.

4.1.8 Costs of the Interim 115 kV Facilities, which are being installed at the request of Seller and Other QF Developers to avoid curtailment beyond that provided for in the Contract, are intended to be shared between Seller and Other QF Developers. Based on Seller's pro-rated share of transmission capacity on these facilities, Seller shall be responsible for 24.2% of the cost of said facilities. Seller shall pay applicable CIAC tax on this payment upon demand of Edison.

4.1.9 Seller shall pay to Edison quarterly payments in the amount and according to the schedule specified on page A-11 of Attachment A for Seller's share of the estimated cost of the Interim 115 kV Facilities.

4.1.10 Upon issuance of a final order by the CPUC determining the cost responsibility of the Parties and the exhaustion of any appeals of that decision, Edison shall determine the final amount of Added Facilities security required in accordance with Attachment A. Edison, as appropriate, shall invoice Seller for any additional Added Facilities security required or release any excess security. The additional Added Facilities security shall be provided within sixty days following the date of said invoice. If Edison determines that the amount of Added Facilities security required is less than the amount previously posted by Seller, Seller may reduce the amount of Added Facilities security accordingly.

4.1.10.1 Following determination of cost responsibility for the Permanent 220 kV Facilities by the CPUC and the exhaustion of any appeals of that decision, if Seller elects to amend this Agreement to provide for a capital contribution for the facilities instead of continuing on an Added Facilities basis, Edison shall determine the amount of capital contribution due and invoice Seller. Payment shall be due 60 days following the date of said invoice. Seller may authorize Edison to collect on the Added Facilities security and credit it as payment toward the capital contribution. Any Added Facilities security which is not applied toward said capital contribution shall be refunded by Edison within 60 days following Seller's payment of the entire capital contribution.

4.1.10.2 If Seller chooses to pay a capital contribution for the facilities for which costs are allocated to Seller, rather than pay on the Added Facilities basis, Seller shall pay applicable CIAC tax as determined by Edison on its contribution.

4.1.11 In addition to the payments and security specified in Sections 4.1.7.1(c), 4.1.9 and 4.1.10 above, Seller shall establish and provide to Edison security which shall cover the period of time the existing Kramer-Victor 115 kV transmission line is being removed and engineering and construction are in progress on the rebuild of the new Kramer-Victor 115 kV transmission line. The security shall be in a form acceptable to Edison and shall be of an amount sufficient to cover 24.2% the total cost of rebuilding the existing Kramer-Victor 115 kV transmission line. The amount shall be determined by Edison. Alternatively, Seller may elect to advance the quarterly payments specified in the Payment Schedule (Interim 115 kV Facilities) in Attachment A-11 of Attachment A to cover the cost of rebuilding the existing Kramer-Victor 115 kV transmission line before removal of the existing 115 kV facilities is begun.
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4.1.12 Notwithstanding the provisions of Section 13 of the Contract, Seller, having elected to own, operate, and maintain a portion of the Interconnection and Integration Facilities, shall accept all liability and release Edison from and indemnify Edison against any liability for faults or damage to the Seller-owned Interconnection and Integration Facilities, the Edison electric system and the public as a result of the operation of Seller's Generating Facilities or the Seller-owned Interconnection and Integration Facilities.

4.1.13 Operation and maintenance of the Permanent 220 kV Facilities shall be paid pursuant to the Attachment A.

4.1.14 Edison shall review any changes in the design of the Seller-installed Interconnection and Integration Facilities and may require modifications to the design as it deems necessary for proper protection and safe operation of the Generating Facilities when in parallel with the Edison electric system. Seller shall be notified of the results of such review by Edison, in writing, within 30 days of the receipt of all specifications related to the proposed design changes. Any comments by Edison regarding the proposed design changes shall be described in the written notice.

4.1.15 Upon completion of the Interim Interconnection Facilities, Seller may interconnect 75 MW of Nameplate Capacity to Edison's electric system at the connection point of the Seller-owned 220 kV transmission line and the Inyokern-Kramer Circuit near Inyokern Substation. During the period preceding the completion of the Permanent 220 kV Facilities, Seller shall be responsible for its share of transmission losses on the Interim Interconnection Facilities in excess of normal Edison transmission losses. A loss compensation factor shall be calculated by Edison, reviewed with Seller, and applied to Seller's meter readings at Kramer Substation to cover losses to Victor Substation.

4.1.16 Upon the completion of the Interconnection and Integration Facilities covered by this Agreement, Seller shall be entitled to interconnect the 75 MW of Nameplate Capacity specified by the Contract to Edison's electrical system at the connection point of the Seller-owned 220 kV transmission line and the Inyokern-Kramer Circuit near Inyokern Substation.

4.1.17 The capacity and associated energy purchased under the Contract and that of one of the Other QF Projects (China Lake Joint Venture's Navy 2 Project) shall be metered at 220 kV at Kramer Substation for all kWh's received and purchased by Edison. The Project and the Navy 2 Project shall also be individually metered at their project sites. Payment for capacity and associated energy shall be based upon the Kramer Substation meter and said payment shall be prorated to the Contract and the contract of the Navy 2 Project based upon the project site meters.

4.1.18 To the extent that Edison deems it necessary to effect the arrangements contemplated by this Agreement, Edison may, from time to time, design, install, operate, maintain, modify, replace, repair, or remove any or all of the Interconnection and Integration Facilities. Any additions, modifications, or replacement of equipment shall be treated as Interconnection and Integration Facilities. If Edison modifies the Permanent 220 kV Facilities in accordance with the foregoing prior to issuance of a final CPUC order on cost responsibility or exhaustion of the
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rights of the Parties to appeal, the cost of such change shall be shared by
Edison, Seller, and the Other QF Projects and shall be included in Seller's and Edison's joint application to the CPUC. If Edison modifies the Permanent 220 kV Facilities following a final CPUC order on cost responsibility or exhaustion of the rights of the Parties to appeal, such costs will be paid by Seller consistent with said CPUC order or appeal. If changes involve the Interim 115 kV Facilities prior to the completion of the Permanent 220 kV Facilities, the cost of such additions, modifications, and replacements shall be paid by Seller on a one-time basis and the material and equipment costs added to this Agreement by amendment.

4.1.19 Equipment and/or protective apparatus which, in the opinion of Edison, is no longer required shall be deleted from this Agreement and any Added Facilities or operation and maintenance costs attributable to Seller shall be reduced accordingly.

4.2 The Parties agree that nothing in this Agreement should be construed as a waiver of Seller's rights to seek a CPUC or other judicial determination with regard to the areas of disagreement stated in Sections 2.14.1, 2.14.3, 2.14.4 or to appeal such determination to the appropriate appellate forum. If Seller seeks such a determination and the determination differs from the arrangements provided for in this Agreement, the Parties agree to amend this Agreement to reflect such CPUC or judicial determination and make such payment and/or billing adjustments as required. Should Seller choose to appeal a CPUC or judicial determination, the Parties agree to amend this Agreement to reflect the results of such appeal.

4.3 Upon its effective date, this Agreement shall become a part of the Contract. Certain provisions of this Agreement are inconsistent with provisions of the Contract. Where inconsistencies occur, the Parties agree that the provisions of this Agreement shall control.

4.4 This Agreement contemplates that an Interconnection and Integration Facilities Agreement will be entered into between Edison and the Other QF Developers. In the event the Other QF Developers do not execute Agreements which contain substantially the same agreement regarding cost and payment responsibility for the Interim 115 kV Facilities and Permanent 220 kV Facilities as contained in this Agreement prior to or within 15 days after the execution of this Agreement or Edison determines that one or more of the Other QF Developers has failed to make a payment under its Agreement with Edison, then, Edison and Seller shall amend this Agreement to: (1) grant Seller and those Other QF Projects that have signed Interconnection and Integration Facilities Agreements and made required payments to Edison, the exclusive use, other than use by Edison occurring incidentally when the line is not loaded with Seller's power and power generated by those Other QF Projects, of the Interim 115 kV Facilities. Such grant of exclusive use shall be for the contractually specified nameplate capacity and for the full term of this Agreement; (2) increase Seller's share of the cost of the Interim 115 kV Facilities to 50% and (3) revise the terms of this Agreement as necessary to reflect the change in facilities and cost including possible elimination of the need for the Permanent 220 kV Facilities.


5. Effective Date:
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This Agreement shall become effective when it has been duly executed by the
Parties.


6. Termination:

Seller may terminate this Agreement at any time by providing Edison with written notice. Such notice shall be sufficient if delivered in person or sent by certified mail, postage prepaid, return receipt requested, to Edison as follows:

Southern California Edison Company Post Office Box 800,
Rosemead, CA 91770
Attention: Secretary

In the event of such termination, Seller shall, pursuant to Sections 3 and 6 of Attachment A, reimburse Edison for any expenses incurred.


7. Multiple Originals:

This Agreement is executed in two counterparts, each of which shall be deemed an original.


8. Previous Communications

This Agreement contains the entire agreement and understanding between the Parties, their agents, and employees as to the subject matter of this Agreement, and merges and supersedes all prior agreements, commitments, representations, and discussions between the Parties specifically including, but not limited to, the letters from Seller to Edison dated July 15, July 27 and August 10, 1988 referenced in Section 2.11 herein. No Party shall be bound to any other obligations, conditions, or representations with respect to the subject matter of this Agreement.


9. Nonwaiver

None of the provisions of the Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Edison or Seller to insist on any one or more instances upon strict performance of any of the provision of the Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue to remain in full force and effect.


10. Governing Law
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This Agreement shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.


11. Signature

In witness whereof, the Parties hereto have executed this Agreement this 15th day of December 1988.

SOUTHERN CALIFORNIA EDISON COMPANY

By:  /s/ Glenn J. Bjorklund
     ----------------------
Name: Glenn J. Bjorklund
Title: Vice President

COSO ENERGY DEVELOPERS
By COSO HOT SPRINGS INTERMOUNTAIN POWER, As

General Partner

By: :  /s/ David L. Ludvigson
Name: David L. Ludvigson
Title: Exec. Vice President


Attachment A - Application And Contract For Interconnection Facilities Plus Operation And Maintenance Added Facilities Basis

("Application and Contract")

Seller hereby requests Edison to provide the Added Facilities described on pages A-8 and A-9 hereof. Added Facilities shall be provided in accordance with the applicable Tariff Schedules of Edison.

In consideration of Edison's acceptance of this Application and Contract, Seller hereby agrees to the following:

1. Seller shall pay a monthly charge for the Added Facilities in the amount of .9% of the added investment as determined by Edison and as entered by Edison on page A-10. The monthly charge does not include an operation and maintenance expense. The monthly charge shall be adjusted periodically in accordance with future CPUC determination pursuant to Rule 2. The monthly charge shall commence on the date the Added Facilities are available for use, and may be based upon estimated costs of the Added Facilities. when the recorded book cost of the Added Facilities has been determined by Edison, the charges shall be adjusted retroactively to the date when such facilities were first available for use. Additional charges resulting from such
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adjustment shall, unless otherwise mutually agreed, be payable within thirty
(30) days from the date of presentation of a bill therefor. Any credits resulting from such adjustment shall, unless otherwise mutually agreed, be refunded within thirty (30) days following demand of Seller.

2. If the decision of the CPUC or California Supreme Court or United States Supreme Court on appeal regarding cost responsibility pursuant to Section 4.1.6 of the Agreement directs that Seller is responsible for operation and maintenance costs of some or all of the Permanent 220 kV Facilities, Seller shall pay a monthly charge for such facilities' operation and maintenance in the amount of 0.8% of that portion of the added investment for which Seller has so been determined to be cost-responsible. The monthly operation and maintenance charge shall be adjusted periodically in accordance with the pro-rated operation and maintenance charges for added facilities pursuant to Tariff Rule No. 2. The monthly charge may be based upon estimated costs of the facilities as entered on page A-10 herein and when the recorded book cost of such facilities has been determined by Edison, the charges shall be adjusted retroactively to the date when such facilities were first available for use. Additional charges resulting from such adjustment shall, unless other terms are mutually agreed upon, be payable within thirty (30) days from the date of presentation of a bill therefor. Any credits resulting from such adjustment shall, unless other terms are mutually agreed upon, be refunded with thirty (30) days from presentation of request by Seller.

3. In the event Seller abandons its plans for installation of the Project, for any reason whatsoever, including failure to obtain any required permits, Seller shall reimburse Edison upon receipt of supporting documentation for any and all expenses incurred by Edison pursuant to this Application and Contract within thirty (30) days after presentation of a bill therefor.

4. Whenever a change is made in the Added Facilities which results in changes in the added investment, the monthly charges pursuant to Sections 1 and 2 and security posted pursuant to Section 7 of this Application and Contract shall be adjusted on the basis of the revised added investment. The description of the Added Facilities shall be amended by Edison to reflect any changes in equipment, installation and removal cost, amount of added investment, and monthly charge resulting from any such change in the Added Facilities or adjustment as aforesaid.

5. All monthly charges payable hereunder shall commence upon the date when said Added Facilities are available for use and shall first be payable fifteen (15) days after Edison submits the first bill therefor and shall continue until the termination of the Contract or the abandonment of the Project.

6. If the Interconnection and Integration Facilities are abandoned by termination of service or otherwise, prior to five (5) years from the date said facilities are available for use, Seller shall pay to Edison the estimated cost of equipment installation plus the cost of removing the Added Facilities less the estimated salvage value, within thirty (30) days after presentation of a bill therefor. Alternatively, Seller may pay to Edison, as a single payment, the sum of the monthly charges from Sections 1, 2, and 4 hereof for the period beginning on the date on which said facilities are to be removed and ending on a date five (5) years from the date on which monthly charges commenced pursuant to provisions of Sections 1 and 2 hereof. Such alternative payment shall be made within thirty (30) days of Seller's receipt of a bill from Edison. If the Added Facilities have been only partially constructed prior to such abandonment, Seller agrees to pay to Edison the amount expended by Edison (not exceeding the estimated installation and removal cost) for installing and removing the partially constructed Added Facilities within thirty (30) days after presentation of a bill therefor. if the Added Facilities are abandoned solely by Edison, as of the date of abandonment, Seller's obligation to pay monthly charges, pursuant to Sections 1, 2 and 4 hereof, shall terminate and Seller shall not have any obligation to pay the charges described in this
Section 6. Seller may apply the value of Seller's Added Facilities security pursuant to Section 7 hereof, to the foregoing payments.

7. Seller shall provide evidence, to Edison's satisfaction, of Seller's ability to perform its obligations pursuant to Section 6 above. Seller shall provide to Edison said evidence by means of a performance bond, Letter of Credit, an escrow account, or other evidence as agreed to by both Parties. Seller may post Added Facilities security in quarterly increments identified on page A-12 of this Attachment A. Seller shall post security in the amount indicated on page A-12 to bring the payments current within fifteen (15) days following execution of this Application and Contract.

8. Seller agrees to utilize the Added Facilities in accordance with good operating practice and to reimburse Edison for damage to said facilities occasioned or caused by the Seller or any of his agents, employees or licensees. Failure so to exercise due diligence in the utilization of said Added Facilities shall give Edison the right to terminate this Application and Contract, to remove said facilities and to demand immediate reimbursement for the equipment installation and removal costs, less the estimated salvage value if the facilities are removed within five (5) years from the date of this Application and Contract.

9. Edison's performance under this Application and Contract is subject to the receipt of permits, including but not limited to a Certificate of Public Convenience and Necessity for the Permanent 220 kV facilities, the availability of materials required to provide the Interconnection and Integration Facilities provided for herein and to all applicable Tariff Schedules of Edison.

10. The Parties also understand and agree that due to equipment acquisition lead time and construction time requirements, Edison requires a minimum of 24 months from the execution of this Application and Contract to construct the Interim Facilities and place them in operation and a minimum of 54 months from the time of authorization to construct the Permanent 220 kV facilities and place them in operation. Edison shall have no obligation to Seller with regard to any target date established by Seller which is less than these 24 and 54 months, respectively, from the date this Application and Contract is executed. However, Edison shall exercise its best effort to meet Seller's target operation dates. Edison's preliminary evaluation of equipment procurement lead times indicates that Edison will not be able to complete the Interim Facilities until September 30, 1990, or the Permanent 220 kV Facilities until December 31, 1992.

11. This Application and Contract shall to the extent provided by law at all times be subject to such changes or modifications by the Public Utilities Commission of the State of California as said Commission may, from time to time, direct in the exercise of its jurisdiction.

DATED: December 15, 1988

COSO ENERGY DEVELOPERS
By COSO HOT SPRINGS INTERMOUNTAIN
POWER, as General Partner

BY: :  /s/ David L. Ludvigson
      -----------------------
Name: David L. Ludvigson
Title: Exec. Vice President

Approved and Accepted for
SOUTHERN CALIFORNIA EDISON COMPANY

By:  /s/ Glenn J. Bjorklund
     ----------------------
Name: Glenn J. Bjorklund
Title: Vice President


INTERCONNECTION AND INTEGRATION FACILITIES DESCRIPTION

PROJECT LOCATION: BLM 2 Project
                   China Lake Naval Weapons Center,
                   Ridgecrest, California

TARGET DATES APPLICANT DESIRES INTERCONNECTION AND INTEGRATION
FACILITIES AVAILABLE:

Interim Interconnection Facilities: 12/89

Permanent 220 kV Facilities: 12/91

DATE APPLICANT BEGAN CONSTRUCTION OF THE GENERATING FACILITIES:

BLM: April, 1986

DESCRIPTION OF INTERCONNECTION AND INTEGRATION FACILITIES:

Seller-owned Interconnection and Integration Facilities:

* 220 kV H-frame wood pole transmission line from BLM project site to connection point with Inyokern-Kramer Circuit near In

*Seller shall construct Seller-owned 220 kV transmission line to a point designated by Edison near the southeast corner of Inyokern Substation.

*Seller shall provide proper voltage and VAR controlling equipment to maintain unity power factor at Kramer Substation as determined by Edison.

*220 kV transformer at project site.

*Protection and relaying equipment

Seller-installed Interconnection and Integration Facilities (Inyokern-Kramer Circuit) to be transferred to Edison:

* Procure and construct Inyokern-Kramer Circuit, including interconnection tower south of Inyokern

Edison-installed Interconnection and Integration Facilities:

Added Facilities

*Engineer Inyokern-Kramer Circuit

*Kramer Substation: engineer and construct 220 kV line position for Inyokern-Kramer Circuit including transmission termination facilities.

*Telecommunications, Telemetering, Metering: Install telecommunication, telemetering, and TOU metering equipment at Kramer Substation and project site, provide voice channel equipment.

*Kramer Substation: engineer and construct 220 kV operating bus; remove and relocate existing equipment.

*Kramer and Victor Substations: Install 220 kV and 115 kV capacitor banks.

*Protection schemes as necessary to protect the integrity of Edison's electric system.

*Relocate existing 33 kV and 115 kV transmission facilities as required to construct new facilities.

*Lugo Substation: Engineer and construct capacity increase of "AA" transformers; replace ten 220 kV circuit breakers.

*Conduct appropriate environmental reviews; provide appropriate mitigation..

*Acquire regulatory approvals, permits, licenses as necessary.

*Kramer Substation: Engineer and construct two 220 kV line positions for new double circuit 220 kV Kramer-Victor line.

*Acquire right-of-way for new double circuit Kramer-Victor 220 kV line.

*Engineer and construct approximately 38 miles of 220 kV double-circuit tower line between Kramer and Victor Substations. (Line length based on CPUC approval of Edison's preferred route.)

*Victor Substation: Engineer and construct 220 kV switchrack, line and bank positions.

*Electrical/mechanical equipment room construction at Victor and Kramer Substations.

Interim 115 kV Facilities

*Engineer, design, and construct the Interim 115 kV Facilities.

ESTIMATED COST OF EDISON-INSTALLED INTERCONNECTION FACILITIES*:

Added Investment:          12,642,500**
                           ----------

Capital Contribution:       3,387,500**
                            ---------

Total Cost                 16,030,000**
                           ----------

Installation and Removal:  15,575,000**
                           ----------

In addition, the tax contribution component based upon final costs paid by Seller as a capital contribution to Edison will be based on 28% CIAC tax.

DATE SERVICE FIRST RENDERED BY MEANS OF THE INTERCONNECTION FACILITIES:

Interim Interconnection Facilities_______________

Permanent 220 kV Facilities________________

* Costs shown represent that portion of Edison's estimated expense to be initially funded by Seller either by capital contribution or on an Added Facilities basis.

** Costs stated are estimates only and are not binding.

Final cost will be adjusted based on actual cost.

PAYMENT SCHEDULE
(INTERIM 115 kV FACILITIES)

 Payment Due Date                     Payment Due

 11-01-88                              $  375,000

 01-01-89                              $  850,000

 04-01-89                              $1,000,000

 07-01-89                              $1,000,000

 10-01-89                              $  162,500
                                       ----------

                                   TOTAL $3,387,500

SECURITY POSTING SCHEDULE
(PERMANENT 220 kV FACILITIES)

 Security Due Date                      Security           Total
 Date                                Increment Date   Security Posted

 11-01-88 $  300,000                   $  300,000

 01-01-89                              $  500,000        $  800,000

 04-01-89 $  500,000                   $1,300,000

 07-01-89 $  500,000                   $1,800,000

 10-01-89 $  500,000                    2,300,000

 01-01-90 $  900,000                   $3,200,000

 04-01-90 $  900,000                   $4,100,000

 07-01-90 $  900,000                   $5,000,000

 10-01-90 $  900,000                   $5,900,000

 01-01-91 $  900,000                   $6,800,000

Security shall remain in place in the amount of $6,800,000 until such time as the Permanent 220 Facilities are placed in service. At that time, the amount of security required shall be reduced quarterly by the amount of previous paid monthly Added Facilities payments.

Map - See Image Page 44 - 47

Amendment No. 1 To The Interconnection And Integration Facilities Agreement


This Amendment No. 1 ("Amendment") to the Interconnection and Integration Facilities Agreement ("IIFA") between Southern California Edison Company and China Lake Joint Venture (BLM Project - QFID No. 3030) is made by and between Southern California Edison Company, a California corporation ("Edison"), and Coso Energy Developers, a California general partnership ("Coso Energy").

Recitals


A. Coso Energy is the owner of a geothermal power production facility located at China Lake, California commonly known as the BLM Facility (the "Facility").

B. Edison and Coso Energy are parties to the IIFA which provides for the interconnection of the Facility to Edison's transmission system in order for Coso Energy to deliver a-rid Edison to purchase the output of the Facility pursuant to a power purchase agreement.

C. Edison and Coso Energy have agreed to amend the IIFA to reflect the settlement and release of certain claims pursuant to a certain Transmission Agreement and Release dated April 30, 1993 (the "Agreement and Release") between Edison, California Energy Company, Inc., a Delaware corporation ("Cal Energy"), Coso Power Developers ("Coso Power"), a California general partnership, Coso Energy Developers, a California general partnership ("Coso Energy") and Coso Finance Partners, a California general partnership ("Coso Finance") (collectively the "California Energy Parties").

Now, therefore, for the mutual promises set forth in the Agreement and Release and for other good and valuable consideration, the receipt of which is hereby acknowledged, Edison and Coso Energy agree to amend the IIFA as follows:

1. Existing Facilities.

The currently existing interconnection facilities shall become the permanent facilities and method for interconnection of the Facility to Edison's transmission system and any reference in the IIFA or related documents to the "Permanent 220 kV Facilities" or "Interconnection and Integration Facility" shall be deemed to refer to such currently existing interconnection facility.

2. Line Loss Compensation

Coso Energy shall not hereafter be responsible for any portion of transmission losses and-Edison may not withhold any sums otherwise due or charge Coso Energy with respect to any alleged or actual line losses. Section 4.1.15 of the IIFA shall be deleted and Section 4.1.14 of the IIFA shall be amended and restated to read in its entirety as follows:

4.1.14 Seller may interconnect the Facility to Edison's electric system at the connection point of the Seller-owned 220 kV transmission line and the Inyokern-Kramer Circuit near Inyokern Substation. Seller shall not be responsible for any portion of transmission losses on the Interim Interconnection Facilities.

3. Metering.

Immediately upon completion of upgrade of Inyokern Substation to a 220 kV substation, Edison shall relocate the meter for the Facility to the Inyokern-Substation and measure all future capacity and associated energy from the Facility at the Inyokern Substation for all kWh's received and purchased by Edison. Edison shall impose no-additional charge for moving the meter to Inyokern Substation or reconnecting the Facility at Inyokern Substation. Edison makes no warranty that Inyokern will ever be upgraded to 220 kV. If the Inyokern Substation is upgraded to a 220 kV substation, Section 4.1.16 of the IIFA shall be amended and restated in its entirety to read as follows:

4.1.16 The capacity and associated energy purchased under the Contract and that of one of the Other QF Projects (Coso Power Developers' Navy 2 Project) shall be metered at 220 kV at Inyokern Substation for all kWh's received and purchased by Edison. The Project and the Navy 2 Project shall also be individually metered at their project sites. Payment for capacity and associated energy shall be based upon the Inyokern Substation meter and said payment shall be prorated to the Contract and the contract of the Navy 2 Project based upon the project site meters.

4. Escrow.

All references and requirements in the IIFA (including Attachment A thereto) with respect to any escrow provisions or security are hereby deleted in their entirety and any funds held in escrow shall be immediately distributed to Coso Energy on the date hereof.

5. Charges.

A new Section 4.5 shall be added to the IIFA to read as follows:

"4.5 Notwithstanding anything to the contrary contained in this Agreement, no costs, charges, expenses or capital contributions shall be imposed upon or required from Coso Energy or the Facility by Edison pursuant to the IIFA or otherwise, and the IIFA may not be further amended to impose such additional cost, charges, expenses or capital contributions on Coso Energy except as follows:

4.5.1 Coso Energy agrees to pay an amount equal to one half of the aggregate of a 1.7% per month Edison-financed-added facilities charge on the $2,367,572 capital cost base of interconnection facilities at Kramer from May 1, 1993 through the life of the Interconnection Agreements. Coso Energy agrees to pay one half of the aggregate added facilities charges on the $6,036,157 of the Inyokern-Kramer transmission line facilities in accordance with Section 4.5.3, below. The added facilities charges noted above,. both Edison-financed (1.7%) and customer-financed (0.8%), are as currently set forth in Rule 2 of Edison's tariffs, as such tariffs may be modified from time to time by the CPUC, and Coso Energy agrees to pay according to said modifications provided such modifications are made uniformly with respect to all QFs having interconnection agreements with Edison. The California Energy Parties do not waive any right to challenge any such modification.

4.5.2 Coso Energy and Coso Power have been paying in the aggregate added facilities charges on-Edison financed facilities at the rate of 0.9% per month in connection with the Kramer termination facilities (with a capital cost base of $2,367,572), the engineering and permitting work performed by Edison in connection with the Inyokern-Kramer circuit (with a capital cost base, of $794,265) and the Lugo substation (with a capital cost base of $4,716,900). Edison will retain added facilities amounts heretofore paid by Coso Energy and in addition, if not previously withheld, will withhold amounts payable for the months of March 1993 and April 1993 in the amount of $31,860 a month for Coso Energy. On and after May 1, 1993, no other charge of -any kind whatsoever whether for added facilities charges under the IIFA, whether Edison financed or customer financed or otherwise will be assessed against Coso Energy or Coso Power or in respect of the Facility.

4.5.3 Coso Energy agrees to pay an aggregate amount equal to one half of a 0.8% per month customer-financed added facilities charge on the $5,241,892 of customer financed Inyokern-Kramer transmission line facilities and a 1.7% per month Edison-financed added facilities charge on the $794,265 of Edison-financed Inyokern Kramer transmission line facilities from May 1, 1993 'through April 30, 2001. After April 30, 2001, no added facilities charges, whether Edison-financed or customer financed, will be applied to interconnection and transmission line facilities for the Facility and the Navy 2 Facility. If Inyokern becomes a 220 kV substation prior to April 30, 2001, Edison will continue charging the added facilities charges on the $6,036,157 of Inyokern Kramer transmission line facilities through April 30, 2001. Edison agrees to irrevocably waive any claims to a 0.8% customer-financed added facilities charge with respect to the approximately $8.4 million of interconnection facilities and Inyokern-Kramer transmission line facilities from the in-service date of those facilities through May 1, 1993.

4.5.4 -Effective May 1, 1993, except for the amounts referenced in Sections
4.5.1 through 4.5.3 above, all of which are set forth in the following table, no charges of any kind, whether for-added facilities charges under the IIFA or otherwise shall be assessed against the California Energy Parties in respect of the Facility and except as specifically set forth in Section 4.5.2 above for

Coso Energy and Coso Power, no charges in respect of the Facilities shall be assessed on Coso Energy or Coso Power for periods prior to May 1, 1993:

Added Facilities Charges, Capital Cost Base and Time Period Table Coso Energy

Section          Calculation

4.5.1            .5 x $2,367,572 x 1.7% a month from May 1, 1993 until end of
IIFA

4.5.2            .5 x $794,265 x 1.7% a month from May 1, 1993 until April 30,
2001

4.5.3            .5 x $5,241,892 x .8% a month from May 1, 1993 until April 30,
2001

The amounts in the above table are with respect to Coso Energy only.

6. Definitions.


Capitalized terms not otherwise defined herein shall have the meaning set forth in the IIFA.

7. Other Terms.


If the terms of this Amendment conflict with the terms of the IIFA, the terms of this Amendment control. Except as modified by this Amendment, the terms and conditions of the IIFA shall remain in full force and effect.

8. Effective Date.


This Amendment shall be effective as of April 30, 1993.

"EDISON"
SOUTHERN CALIFORNIA EDISON COMPANY

By: /s/ Vikram Budhraja

Title: Vice President

"Coso Energy"
COSO ENERGY DEVELOPERS

By: Coso Hotsprings Intermountain Power,
Inc. its managing general partner

By: /s/ Steven McArthur

Title:.. Vice President